INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Severn Bancorp, Inc.
Annapolis, Maryland

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

March 11, 2004
Baltimore, Maryland

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

ASSETS	December 31,
	2003	2002
Cash and due from banks	$4,054,869	$3,756,640
Interest bearing deposits in other banks	457,825	4,190,768
Federal funds	3,913,688	10,712,827
Investment securities held to maturity	6,000,000	4,000,000
Mortgage backed securities held to maturity	6,721,175	5,661,304
Loans held for sale, net of unrealized loss of
$ -0- in 2003 and 2002	3,174,954	17,481,301
Loans receivable, net of allowance for loan losses
of $4,832,446 and $3,990,600, respectively	502,851,450	401,343,360
Accrued interest receivable	2,701,718	2,549,425
Foreclosed real estate, net	-	223,911
Premises and equipment, at cost, less
accumulated depreciation	5,327,313	4,737,936
Mortgage servicing rights	12,740	19,340
Federal Home Loan Bank of Atlanta stock at cost	3,250,000	1,900,000
Deferred income taxes	1,276,800	1,090,356
Income taxes receivable	-	164,255
Goodwill	333,569	333,569
Prepaid expenses and other assets	395,132	249,517

Total assets	$540,471,233	$458,414,509

The accompanying notes to consolidated financial statements
are an integral part of these statements.

F-2a

LIABILITIES AND STOCKHOLDERS' EQUITY	December 31,
	2003	2002
Liabilities
Deposits	$419,726,185	$377,925,041
Federal Home Loan Bank of Atlanta advances	65,000,000	34,000,000
Advance payments by borrowers for expenses	901,520	1,049,408
Accounts payable and accrued expenses	1,873,335	2,258,683

Total liabilities	487,501,040	415,233,132

Commitments - (Notes 4 and 5)

Minority interest – preferred securities of subsidiary	4,000,040	4,000,040

Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares
authorized; 4,159,092 and 4,142,592 issued and
outstanding in 2003 and 2002, respectively	41,591	41,426
Additional paid-in capital	11,516,495	11,425,910
Retained earnings	37,412,067	27,714,001

Total stockholders' equity	48,970,153	39,181,337

Total liabilities and stockholders' equity	$540,471,233	$458,414,509

F-2b

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
Interest Income	2003	2002	2001
Interest on loans	$36,403,402	$32,722,911	$28,617,342
Interest on securities available for sale	-	-	43,809
Interest on securities held to maturity	242,983	361,908	406,117
Interest on mortgage backed securities	209,706	53,808	18,042
Other interest income	230,915	263,372	403,914

Total interest income	37,087,006	33,401,999	29,489,224

Interest Expense
Interest on deposits	10,961,224	12,300,081	13,591,440
Interest on short term borrowings	9,239	155,249	1,178,202
Interest on long term borrowings	1,370,614	1,343,947	1,324,368

Total interest expense	12,341,077	13,799,277	16,094,010

Net interest income	24,745,929	19,602,722	13,395,214
Provision for loan losses	900,000	670,000	708,669

Net interest income after provision for loan losses	23,845,929	18,932,722	12,686,545

Other Income
Loss on sale of investments	-	-	(145,529)
Gain on sale of foreclosed real estate	169,095	-	-
Gain on sale of loans	1,563,105	1,263,736	982,778
Real estate commissions	1,159,755	1,236,973	499,256
Real estate management fees	368,900	383,117	213,102
Mortgage processing and servicing fees	927,594	723,702	606,587
All other income	485,189	525,157	414,089

Net other income	4,673,638	4,132,685	2,570,283

Non-Interest Expenses
Compensation and related expenses	6,975,540	6,064,850	4,572,101
Occupancy	533,756	487,891	465,628
Net expense of foreclosed real estate	-	11,053	30,786
Other	2,106,276	1,882,839	1,519,537

Total non-interest expenses	9,615,572	8,446,633	6,588,052

Income before income tax provision	18,903,995	14,618,774	8,668,776
Income tax provision	7,574,857	5,670,554	3,413,206

Net income	$11,329,138	$8,948,220	$5,255,570

Basic earnings per common share	$2.68	$2.13	$1.38

Diluted earnings per common share	$2.67	$2.13	$1.37

The accompanying notes to consolidated financial statements
are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2003, 2002, and 2001

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance - January 1, 2001	$10,798	$5,720,300	$15,684,650	$(86,903)	$21,328,845
Comprehensive Income
Net income	-	-	5,255,570	-	5,255,570
Reclassification for gains
Included in net income
net of taxes of $54,162	-	-	-	86,903	86,903
Total comprehensive income					5,342,473
Exercise of 13,000 options	130	214,370	-	-	214,500
Exercise of 199,592 warrants	1,996	3,282,817	-	-	3,284,813
Issuance of 60,000 shares of
common stock	600	1,599,400	-	-	1,600,000
Other	-	-	(220,971)	-	(220,971)
Dividends on common stock
($.56 per share)	-	-	(718,818)	-	(718,818)

Balance - December 31, 2001	13,524	10,816,887	20,000,431	-	30,830,842

Comprehensive Income
Net income	-	-	8,948,220	-	8,948,220
Three-for-one stock split in the
form of a 200% dividend	27,047	-	(27,047)	-	-
Exercise of 85,500 options	855	479,295	-	-	480,150
Tax benefit of exercised options	-	129,728	-	-	129,728
Other	-	-	(220,972)	-	(220,972)
Dividends on common stock
($.24 per share)	-	-	(986,631)	-	(986,631)

Balance - December 31, 2002	41,426	11,425,910	27,714,001	-	39,181,337

Comprehensive Income
Net income	-	-	11,329,138	-	11,329,138
Exercise of 16,500 options	165	90,585	-	-	90,750
Other	-	-	(220,971)	-	(220,971)
Dividends on common stock
($.34 per share)	-	-	(1,410,101)	-	(1,410,101)

Balance - December 31, 2003	$41,591	$11,516,495	$37,412,067	-	$48,970,153

The accompanying notes to consolidated financial statements
are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Flows from Operating Activities	2003	2002	2001
Net income	$11,329,138	$8,948,220	$5,255,570
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities
Amortization of deferred loan fees	(2,417,135)	(2,122,685)	(1,530,021)
Net (accretion) amortization of discounts and
Premiums	78,038	(3,982)	(8,068)
Provision for loan losses	900,000	670,000	708,669
Provision for losses on foreclosed real estate	-	-	20,000
Provision for depreciation	290,591	260,232	227,331
Loss (gain) on sale of foreclosed real estate	(169,095)	-	2,769
Gain on disposal of premises and equipment	-	-	(5,656)
Loss on sale of available for sale securities	-	-	145,529
Gain on sale of loans	(1,563,105)	(1,263,736)	(982,778)
Proceeds from loans sold to others	135,435,272	101,798,171	61,258,782
Loans originated for sale	(119,660,304)	(110,564,769)	(63,564,893)
Principal collected on loans originated for sale	94,484	47,967	(40,961)
Tax effect of exercised options	-	129,728	-
(Increase) decrease in accrued interest	(152,293)	(352,612)	69,553
Decrease in mortgage servicing rights	6,600	6,600	6,600
Increase in deferred taxes	(186,444)	(276,870)	(260,702)
Decrease (increase) in income taxes receivable	164,255	(163,305)	21,477
(Increase) decrease in prepaid expenses
and other assets	(145,615)	(77,435)	105,349
Decrease in accrued interest payable	(4,704)	(8,152)	(8,445)
(Decrease) increase in other liabilities	(541,494)	410,821	187,326
(Decrease) increase in income taxes payable	(64,825)	290,408	79,717

Net cash provided (used) by operating activities	23,393,364	(2,271,399)	1,687,148

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended Decmeber 31,
Cash Flows from Investing Activities	2003	2002	2001
Cash consideration Louis Hyatt, Inc. acquisition, net	-	-	$(31,340)
Purchase of investment securities	$(10,000,000)	$(4,000,000)	(4,000,000)
Proceeds from maturing investment securities	8,000,000	7,000,000	6,497,754
Proceeds from sale of available for sale securities	-	-	854,471
Purchase of mortgage backed securities	(4,484,726)	(5,759,846)	-
Principal collected on mortgage backed securities	3,317,530	307,829	67,507
Net increase in loans	(99,715,668)	(64,543,724)	(60,404,624)
Loans purchased	(246,000)	(197,000)	(3,551,316)
Proceeds from sale of foreclosed real estate	393,006	88,207	103,941
Investment in premises and equipment	(879,968)	(355,687)	(2,097,708)
Proceeds from disposal of premises and equipment	-	-	15,029
Purchase of Federal Home Loan Bank of
Atlanta stock	(1,350,000)	-	(700,000)
Redemption of Federal Home Loan Bank of
Atlanta stock	-	600,000	-

Net cash used by investing activities	(104,965,826)	(66,860,221)	(63,246,286)

Cash Flows from Financing Activities
Net increase in demand deposits, money
market, passbook accounts and advances
by borrowers for taxes and insurance	25,592,459	70,812,416	44,777,862
Net increase in certificates of deposit	16,065,501	20,245,549	13,424,172
Decrease in checks outstanding
in excess of bank balance	-	(798,088)	(2,500,270)
Additional borrowed funds	56,000,000	37,000,000	47,000,000
Repayment of borrowed funds	(25,000,000)	(45,000,000)	(39,000,000)
Common stock dividends	(1,410,101)	(986,631)	(718,818)
Proceeds from exercise of options	90,750	480,150	214,500
Proceeds from exercise of warrants	-	-	3,393,064

Net cash provided by financing activities	71,338,609	81,753,396	66,590,510

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
(Decrease) increase in cash and cash
equivalents	$(10,233,853)	$12,621,776	$5,031,372
Cash and cash equivalents at beginning of year	18,660,235	6,038,459	1,007,087

Cash and cash equivalents at end of year	$8,426,382	$18,660,235	$6,038,459

The Following is a Summary of Cash and
Cash Equivalents
Cash	$4,054,869	$3,756,640	$1,030,867
Interest bearing deposits in other banks	457,825	4,190,768	1,058,692
Federal funds	3,913,688	10,712,827	3,948,900

Cash and cash equivalents reflected on the
statement of cash flows	$8,426,382	$18,660,235	$6,038,459

Supplemental Disclosure of Cash Flows Information:
Cash Paid During Year For:
Interest	$12,432,679	$13,804,867	$16,094,010

Income taxes	$7,576,913	$5,556,478	$3,282,444

Transfer from loans to foreclosed real estate	$-	$-	$485,210

Transfer from foreclosed real estate to loans	$223,911	$-	$358,500

Common stock issued for acquired company	$-	$-	$1,600,000

The accompanying notes to consolidated financial statements
are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1 - Summary of Significant Accounting Policies

A.   Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("the Corporation"), and its wholly-owned subsidiaries, Louis Hyatt, Inc., SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, Creekside Commons, LLC, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, HS West, LLC and Severn Preferred Capital Corporation ("the Company"). All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

Severn Preferred Capital Corporation was organized on April 29, 1997 and commenced operations of July 22, 1997. The Company qualifies as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended.

B.    Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

The corporation has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of the Corporation.

C.    Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. See Notes H and K below for a discussion of the determination of that estimate.

D.    Investment Securities Available for Sale – Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Gains and losses are determined using the specific identification method. The Corporation had no securities classified as available for sale at December 31, 2003 and 2002.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1 - Summary of Significant Accounting Policies - Continued

   E.     Investments and Mortgage Backed Securities Held to Maturity - Investments and mortgage backed securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

F.    Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

      G.    Loans - Loans are carried at cost since management has the ability and intention to hold them to maturity.

H.   Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1 - Summary of Significant Accounting Policies - Continued
H. Allowance for Loan Losses - Continued

of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

I.    Loan Origination Fees - Loan origination fees and certain direct loan origination costs are deferred and recognized over the contractual life of the related loan as an adjustment of yield using the level-yield method.

J.    Discounts or Premiums - Discounts received or premiums paid in connection with loans purchased are amortized into income over an average loan life using the interest method.

K.    Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains on the sale of foreclosed real estate are recognized upon disposition of the property.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1 - Summary of Significant Accounting Policies - Continued

L.    Loan Servicing - The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using pricing sheets from correspondent purchasers. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: fixed rate loans with similar terms (i.e.; fifteen years, twenty years or thirty years amortization) all originated within the same fiscal year. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

M.    Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

N.   Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

O.   Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

P.    Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, federal funds and certificates of deposit with an original maturity date less than ninety days.

Q.   Goodwill - During the year ended December 31, 2001, the Corporation recorded goodwill in the amount of $333,569 as the result of the purchase of Louis Hyatt, Inc. There were no other changes in the carrying amount of goodwill for the years ended December 31, 2003, 2002, and 2001. The Corporation tests the goodwill for impairment in accordance with SFAS 142.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 1 - Summary of Significant Accounting Policies - Continued

R.   Earnings Per Share - Basic earnings per share of common stock for the years ended December 31, 2003, 2002 and 2001 is computed by dividing net income less preferred stock dividend net of tax by 4,146,566, 4,092,188 and 3,647,451, respectively, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share of common stock for the years ended December 31, 2003, 2002 and 2001, is computed by dividing net income for each year by 4,157,302, 4,103,223 and 3,683,346, respectively, the weighted average number of diluted shares of common stock. (See Note 12) The above amounts have been retroactively adjusted to give effect to a 3-for-1 stock split in the form of a 200% stock dividend declared in 2002. (See Note 11)

S.   Employee Stock Ownership Plan - The Corporation accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. The Corporation records compensation expense equal to the cash contribution called for under the Plan. All ESOP shares are included in the weighted average shares outstanding for earnings per share computations. All dividends paid on ESOP shares are charged to retained earnings. (See Note 9)

T.   Advertising Cost - Advertising cost is expensed as incurred. For the years ended December 31, 2003, 2002, and 2001 advertising expenses were $131,014, $131,298 and $112,214, respectively.

U.    Reclassification - Certain prior year's amounts have been reclassified to conform to the current year's method of presentation. These reclassifications had no effect on net income.

V.   Cash Concentrations - The Bank has a demand deposit account and federal funds with another financial institution in the amount of $6,859,294 and $13,709,768 at December 31, 2003 and 2002, respectively. The balance exceeds the Federal Deposit Insurance Corporation (“FDIC”) insurance level of $100,000 and constitutes a concentration of credit risk.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 2 - Investment Securities

The amortized cost and fair values of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2003:
Federal Home Loan Bank
(“FHLB”) Notes	$6,000,000	$-	$77,600	$5,922,400

December 31, 2002:
Federal Home Loan Bank
(“FHLB”) Notes	$4,000,000	$48,400	$-	$4,048,400

FHLB Notes in the amount of $2,000,000 are pledged as collateral for its standby letters of credit issued on behalf of various borrowers and developers in favor of Anne Arundel County.

The scheduled maturities of investment securities are as follows at December 31, 2003:

	Held To Maturity Securities
	Amortized Cost	Fair Value
Due after one year through five years	$4,000,000	$3,933,000
More than five to ten years	2,000,000	1,989,400

	$6,000,000	$5,922,400

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 2 - Investment Securities - Continued

Gross losses of $145,529 and no gross gains were realized on proceeds of $854,471 during the year ended December 31, 2001 on sales of securities available for sale. No gains or losses were realized during the years ended December 31, 2002 and December 31, 2003.

Below is a schedule of securities with unrealized losses as of December 31, 2003. There are no continuous unrealized losses existing for greater than twelve months on any security at December 31, 2003. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect market values on December 31, 2003 and are subject to change daily as interest rates fluctuate.

	Continuous Unrealized Losses for Less than 12 months
	Fair Value	Unrealized Losses
Investment Securities:
FHLB Notes (three securities)	$5,922,400	$77,600

Mortgage Backed Securities:
FNMA (two securities)	2,397,735	20,342
FHLMC Gold (two securities)	4,041,440	24,933

Total Mortgage Backed Securities	6,439,175	45,275

Total	$12,361,575	$122,875

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 3 - Mortgage Backed Securities

The amortized cost and fair values of mortgage backed securities held to maturity are as follows as of December 31:

	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	2003
FNMA	$2,417,735	-	$20,342	$2,397,393
FHLMC GOLD	4,303,440	$17,701	24,933	4,296,208

	$6,721,175	$17,701	$45,275	$6,693,601

	2002
FHLMC GOLD	$5,661,304	$13,559	$5,223	$5,669,640

FHLMC GOLD in amount of $2,833,966 is pledged as collateral for its standby letters of credit on behalf of various borrowers and developers in favor of Anne Arundel County.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 4 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2003	2002
Residential mortgage loans	$187,497,605	$142,341,868
Construction, land acquisition and
development loans	240,756,886	191,196,444
Land loans	25,820,590	20,109,481
Lines of credit	19,580,722	12,472,108
Commercial real estate loans	106,823,141	90,861,798
Commercial non-real estate loans	3,813,271	3,444,297
Second mortgage loans	1,220,025	3,108,961
Home equity loans	18,391,185	11,196,706
Consumer loans	783,048	425,001
Loans secured by deposits	360,891	444,597

	605,047,364	475,601,261
Less
Loans in process	(94,020,135)	(67,593,187)
Allowance for loan losses	(4,832,446)	(3,990,600)
Unearned discount on loans purchased	-	(29,287)
Deferred loan origination fees	(3,343,333)	(2,644,827)

	(102,195,914)	(74,257,901)

	$502,851,450	$401,343,360

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 4 - Loans Receivable - Continued

of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

The following is a summary of the allowance for loan losses for the three years ended December 31:

	2003	2002	2001
Balance at beginning of year	$3,990,600	$3,353,375	$2,728,004
Provision for loan losses	900,000	670,000	708,669
Recoveries	-	-	-
Charge-offs	(58,154)	(32,775)	(83,298)

Balance at end of year	$4,832,446	$3,990,600	$3,353,375

There were no Impaired loans as defined by SFAS No. 114 as of December 31, 2003. Impaired loans are summarized as follows for the years ended December 31:

	2003	2002	2001
Recorded investment	$-	$252,780	$300,000
Average balances	21,065	371,725	542,628
Allowance for loan losses	-	-	-

Impaired loans as defined by SFAS No. 114 for which interest income has been reduced are as follows for the year ended December 31:

	2003	2002	2001
Interest income that would have been recorded	$-	$29,779	$32,909
Interest income recognized	$-	21,335	25,159

Interest income not recognized	$-	$8,444	$7,750

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 4 - Loans Receivable - Continued

Nonaccrual loans not subject to SFAS No. 114 amounted to approximately $468,864 and $1,504,706 at December 31, 2003 and 2002, respectively. The Bank had no loans greater than ninety days past due and still accruing at December 31, 2003 and 2002.

Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2003	2002	2001
Interest income that would have been recorded	$27,878	$126,263	$190,279
Interest income recognized	16,787	59,152	145,199

Interest income not recognized	$11,091	$67,111	$45,080

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at December 31 are summarized as follows:

	2003	2002
Mortgage Loan Portfolio Serviced For:
FHLMC	$2,531,476	$5,758,947
Other investors	21,484,664	18,175,891

	$24,016,140	$23,934,838

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $18,659 and $53,749 at December 31, 2003 and 2002, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 4 - Loans Receivable - Continued

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2003	2002
Standby letters of credit	$7,981,976	$6,693,732
Home equity lines of credit	$12,142,164	$8,014,492
Loan commitments	$24,520,151	$24,771,785
Lines of credit	$20,435,779	$22,368,021
Loans sold and serviced with limited
repurchase provisions	$32,876,896	$10,162,735

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Mortgage loan commitments not reflected in the accompanying statements at December 31, 2003 include $19,007,934 at fixed rates ranging from 4.25% to 9.00% and $5,512,217 at rates ranging from prime to prime plus 1.5%.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 4 - Loans Receivable - Continued

The Bank has entered into several agreements to sell mortgage loans to third parties. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2003, as a liability for credit loss.

Note 5 - Premises and Equipment

Premises and equipment at December 31, 2003 and 2002 are summarized by major classification as follows:

	December 31,		Estimated Useful Lives
	2003	2002
Land	$1,923,960	$1,923,960	-
Building	2,642,664	2,188,696	39 Years
Leasehold improvements	574,153	535,016	15-27.5 Years
Furniture, fixtures and equipment	1,758,717	1,756,898	3-10 Years

Total at cost	6,899,494	6,404,570
Accumulated depreciation	(1,572,181)	(1,666,634)

	$5,327,313	$4,737,936

Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $290,591, $260,232, and $227,331, respectively.

HS West, LLC will construct a building in the Annapolis, Maryland area to serve as the administrative headquarters. A branch office will be included. To date, HS West , LLC has incurred approximately $1,701,854 of costs, which are included in premises and equipment above. The total cost is expected to be approximately $17,000,000, with completion in November 2005.

Interest capitalized during the period ended December 31, 2003 was $38,812. There was no interest capitalized during 2002 and 2001.

The Bank and a subsidiary are obligated under long term leases for their administrative offices. The minimum annual rental payments are as follows:

Years Ended December 31,
2004	$72,533
2005	46,354
2006	25,652

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 5 - Premises and Equipment - Continued

Homeowners Title and Escrow Corporation and Louis Hyatt, Inc. are also obligated under a month-to-month lease with no obligation to renew, but they anticipate that they will continue to do so.

Total rent expense was $77,599, $64,853, and $106,868 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 6 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7 - Deposits

Deposits in the Bank as of December 31, 2003 and 2002 consisted of the savings programs described below:

	2003		2002
Category	Amount	Percent	Amount	Percent
NOW accounts	$21,219,969	5.06%	$15,980,589	4.23%
Money market accounts	152,412,884	36.31	132,767,052	35.13
Passbooks	19,190,968	4.57	18,189,610	4.81
Certificates	226,832,739	54.04	210,913,461	55.81

	419,656,560	99.98	377,850,712	99.98
Accrued interest	69,625.02		74,329.02

Total savings	$419,726,185	100.00%	$377,925,041	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 7 - Deposits - Continued

At December 31, scheduled maturities of certificates of deposit are as follows:

	2003
	Amount	%
One year or less	$125,650,800	55.39
More than 1 year to 2 years	30,261,890	13.34
More than 2 years to 3 years	39,724,600	17.51
More than 3 years to 4 years	19,889,201	8.77
More than 4 years to 5 years	11,306,248	4.99
More than 5 years	-	-

	$226,832,739	100.00

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2003	2002	2001
NOW accounts	$65,297	$74,814	$66,785
Money market accounts	2,595,448	2,853,484	1,579,829
Passbooks	336,359	556,444	775,017
Certificates	7,964,120	8,815,339	11,169,809

	$10,961,224	$12,300,081	$13,591,440

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $57,879,113 and $50,837,141 at December 31, 2003 and 2002.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 8 - Federal Home Loan Bank Advances and Loan Payable

During 1994, the Federal Home Loan Bank of Atlanta established a Credit Availability Program. The Bank's Credit Availability under the program at December 31, 2003 and 2002 was $134,687,519 and $113,884,235, respectively. Advances outstanding at December 31, 2003 and 2002 were $65,000,000 and $34,000,000, respectively. The maturities of these advances at December 31, 2003 are as follows:

Description	Rate	Amount	Maturity
FHLB advances	1.15% to 3.64%	$11,000,000	2004
FHLB advances	4.52%	2,000,000	2005
FHLB advances	2.99% to 3.24%	10,000,000	2006
FHLB advances	3.55% to 4.01%	10,000,000	2007
FHLB advances	3.33%	5,000,000	2008
FHLB advances	2.57% to 4.48%	27,000,000	Thereafter

		$65,000,000

The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

Note 9 – Employee Benefit Plans

The Bank has a Supplemental Executive Retirement Plan covering selected officers which is funded by life insurance policies. The Bank owns the policies and is the beneficiary. The amount of cost recognized for the years ended December 31, 2003, 2002 and 2001 was $11,753 per year.

The Bank has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary up to a maximum of $12,000 for 2003. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $78,564, $93,415 and $75,174 for the years ended December 31, 2003, 2002 and 2001, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 9- Employee Benefit Plans - Continued

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. During the years ended December 31, 2003, 2002 and 2001, the Bank recognized ESOP expense of $140,400, $140,400 and $120,000, respectively.

Note 10- Minority Interest

Minority interest represents the equity attributable to that portion of a consolidated subsidiary (Severn Preferred Capital Corporation) that is owned by parties independent of the Corporation.

Severn Preferred Capital Corporation issued 200,002 shares of preferred stock at $20.00 per share, together with warrants to purchase 200,002 shares of the Corporation’s common stock at $17.00 per share and 200,000 shares of its common stock for $20 per share, par value of $1 per share for gross proceeds of $8,000,080 and net proceeds of $7,891,829. The Bank purchased all of the outstanding common stock. All of the warrants were exercised as of December 31, 2001.

Note 11- Stockholders’ Equity

In 1984, the Bank converted from a state chartered mutual savings and loan to a state chartered stock savings and loan association. At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's retained earnings as of September 30, 1983. The liquidation account is maintained for the benefit of eligible savings account holders who maintained their savings account in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder would be entitled to receive a liquidation distribution from the liquidation account in an amount equal to the account holder's then interest in the liquidation account before any liquidation distribution may be made with respect to capital stock. At December 31, 2003 and 2002, the balance of the liquidation account is included in retained earnings.

The shareholders of the Corporation voted to approve an amendment to the corporate charter to increase the number of Common shares authorized to 20,000,000 and increased the authorized number Serial Preferred shares to 1,000,000.

On February 19, 2002, the Corporation’s Board of Directors declared a 3-for-1 stock split in the form of a 200% stock dividend, which was effective for shares outstanding as of March 1, 2002 to be paid March 15, 2002. All per share data in the accompanying financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to this transaction.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 11- Stockholders Equity - Continued

The Bank’s Stock Option Plan (“Plan”) provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than fair market value of the common stock at the date of the grant. The Bank granted options to purchase 156,000 shares. The Plan provides for options granted to directors (60,000 shares) to be immediately exercisable for a period of five years from the effective date of November 25, 1997. Additionally, the Plan provides for one-fifth of the remaining options granted to be exercisable on each of the first five anniversaries of the effective date. As of December 31, 2003 all options have been granted. If the participant in the Plan terminates employment for reasons other than death or disability, he or she forfeits all rights to unvested shares.

The following table summarizes the status of and changes in the Bank’s stock option plan.

	Shares	Weighted Average Exercise Price

Outstanding at January 1, 2001	144,000	$5.57
Exercised in 2001	39,000	5.50

Outstanding at December 31, 2001	105,000	5.59
Exercised in 2002	85,500	5.62
Forfeited in 2002	1,500	5.50

Outstanding at December 31, 2002	18,000	5.50
Exercised in 2003	16,500	5.50
Forfeited in 2003	1,500	5.50

Outstanding at December 31,2003	-	-

Exercisable at December 31, 2002	18,000

Exercisable at December 31, 2003	-

All share and per share amounts have been retroactively adjusted for the 2002 3-for-1 stock split in the form of a 200% stock dividend.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 12- Earnings Per Share

Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS is to reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Corporation.

	For Years Ended December 31,
	2003	2002	2001
Net income	$11,329,138	$8,948,220	$5,255,570
Less – minority interest preferred
stock dividends, net of tax	(220,972)	(220,972)	(220,971)

Net income available to shareholders	$11,108,166	$8,727,248	$5,034,599

Weighted average shares outstanding
basic EPS	4,146,566	4,092,188	3,647,451
Effect of Dilutive Shares
Stock options	10,736	11,035	35,895

Adjusted weighted average shares
used for dilutive EPS	4,157,302	4,103,223	3,683,346

All share and per share amounts have been retroactively adjusted for the 2002 3-for-1 stock split in the form of a 200% stock dividend. (See Note 11)

Note 13- Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2003 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 13- Regulatory Matters - Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

The following table presents the Bank's capital position based on the financial statements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
December 31, 2003
Tangible (1)	$49,568,918	9.2%	$8,095,323	1.50%	N/A	N/A
Tier I capital (2)	49,568,918	12.0%	N/A	N/A	$24,692,400	6.00%
Core (1)	49,568,918	9.2%	21,587,529	4.00%	26,984,411	5.00%
Risk-weighted (2)	54,313,918	13.2%	32,923,200	8.00%	41,154,000	10.00%

December 31, 2002
Tangible (1)	$39,898,384	8.8%	$6,837,788	1.50%	N/A	N/A
Tier I capital (2)	39,898,384	12.1%	N/A	N/A	$19,768,800	6.00%
Core (1)	39,898,384	8.8%	18,234,100	4.00%	22,792,625	5.00%
Risk-weighted (2)	43,781,865	13.3%	26,358,400	8.00%	32,948,000	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 13- Regulatory Matters - Continued

The Corporation has no significant source of income other than dividends from the Bank. As a result, the Corporation's dividends will depend primarily upon receipt of dividends from the Bank.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement, the accumulated bad debt deduction, or the liquidation account described in Note 11.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2003 and 2002 include $482,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $186,000.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 14- Income Taxes

The income tax provision consists of the following for the years ended December 31:

	For Years Ended December 31,
	2003	2002	2001
Current
Federal	$6,322,163	$4,754,616	$2,891,156
State	1,300,105	1,053,776	643,719

	7,622,268	5,808,392	3,534,875
Deferred
Federal	(152,650)	(226,686)	(213,450)
State	(33,793)	(50,184)	(47,252)

	(186,443)	(276,870)	(260,702)
Other
Federal	113,832	113,832	113,833
State	25,200	25,200	25,200

	139,032	139,032	139,033

	$7,574,857	$5,670,554	$3,413,206

Other income tax provision consists of income tax from preferred stock dividends.

The amount computed by applying the statutory federal income tax rate to income before federal taxes is greater than the taxes provided for the following reasons:

	2003		2002		2001
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Statutory federal
income tax / rate	$6,427,358	34.00%	$4,970,383	34.00%	$2,947,384	34.00%
State tax net of
federal income
tax benefit	839,483	4.44	689,291	4.72	410,300	4.73
Other adjustments	308,016	1.63	10,880.07		55,522.64

	$7,574,857	40.07%	$5,670,554	38.79%	$3,413,206	39.37%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 14- Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002
Deferred Tax Assets:
Allowances for losses	$1,863,607	$1,541,170
Reserve for uncollected interest	4,283	29,179

Total gross deferred tax assets	1,867,890	1,570,349

Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta
stock dividends	(79,976)	(79,976)
Mortgage servicing rights	(4,920)	(7,469)
Accelerated depreciation	(506,194)	(392,548)

Total gross deferred tax liabilities	(591,090)	(479,993)

Net deferred tax assets	$1,276,800	$1,090,356

Note 15- Related Party Transactions

During the years ended December 31, 2003, 2002 and 2001, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

The land and building for the office where the Bank's primary operating activities are conducted were leased from a stockholder of the Bank. Rent paid on this property was $ -0-, $ -0- and $32,012 for 2003, 2002 and 2001, respectively. Additionally, two subsidiaries rent property from a director of the Bank. Rent paid on these properties was $49,105, $38,562 and $32,010 for 2003, 2002 and 2001, respectively.

A director of the Bank is a member of a law firm that represents the Bank in certain legal matters. The fees for services rendered by that firm were $166,816, $161,890 and $80,866 for the years ended December 31, 2003, 2002 and 2001, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 15- Related Party Transactions - Continued

In June, 2001 the Corporation purchased Louis Hyatt, Inc. (see Note 17) from Louis Hyatt who is a stockholder of the Corporation and a relative of the Chairman of the Board.

The Corporation purchased HS West, LLC from Louis Hyatt who is a stockholder of the Corporation and a relative of the Chairman of the Board. HS West, LLC had no income or expenses and consisted only of land.

Management believes that the terms in the above mentioned transactions were no less favorable to the Bank than the terms that would have been obtained in transactions with non-affiliated persons or entities.

Note 16- Disclosure About Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks, accrued interest receivable, and accrued interest payable due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 16- Disclosure About Fair Value of Financial Instruments - Continued

These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The loan commitments were a blended rate based on the relative risk of the properties involved and the lines of credit are at adjustable rates.

The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2003		December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash, interest bearing deposits in other
banks and federal funds	$8,426,382	$8,426,382	$18,660,235	$18,660,235
Investment securities	6,000,000	5,922,400	4,000,000	4,048,400
Mortgage backed
securities	6,721,175	6,693,601	5,661,304	5,669,640
FHLB of Atlanta stock	3,250,000	3,250,000	1,900,000	1,900,000
Loans held for sale	3,174,954	3,174,954	17,481,301	17,481,301
Loans receivable, net	502,851,450	457,887,000	401,343,360	373,532,000
Accrued interest receivable	2,701,718	2,701,718	2,549,425	2,549,425

Financial Liabilities
Deposits	$419,656,560	$421,557,000	$377,850,712	$380,038,000
FHLB advances	65,000,000	63,595,276	34,000,000	33,783,262
Accrued interest payable	69,625	69,625	74,329	74,329
Commitments	-	-	-	-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 17- Merger

On July 1, 2001, the Corporation acquired Louis Hyatt, Inc. (“LHI”) a real estate sales and management company (see Note 15). “LHI” was 100% owned by Louis Hyatt. The Corporation issued 60,000 shares new shares and transferred 20,000 shares that were previously owned by “LHI” for all the outstanding stock of “LHI”.

The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition. “LHI’s” assets consisted primarily of fixed assets and, accordingly, the fair market value adjustment of $1,415,829 will be depreciated over the estimated lives of the assets. The excess of the purchase price over the estimated fair value of the underlying net assets of $333,569 was allocated to goodwill.

Unaudited proforma condensed financial statements are not presented because the amounts are not material to the consolidated financial statements.

Note 18- Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2003 and 2002 and results of operations and cash flows for each of the years ended December 31, 2003, 2002 and 2001 is summarized below.

	December 31,
	2003	2002
Statement of Financial Condition
Cash	$464,505	$363,279
Equity in net assets of subsidiaries	48,835,478	39,061,475
Taxes receivable	49,539	11,064

	$49,349,522	$39,435,818

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 18- Condensed Financial Information (Parent Company Only) - Continued

	December 31,
	2003	2002
Taxes payable	$-	$5,925
Accounts payable and accrued expenses	379,369	248,556

	379,369	254,481
Common stock	41,591	41,426
Additional paid-in capital	11,516,495	11,425,910
Retained earnings	37,412,067	27,714,001
	48,970,153	39,181,337

	$49,349,522	$39,435,818

	For the Years Ended December 31,
	2003	2002	2001
Statement of Operations
Dividends received from subsidiaries	$1,410,102	$986,631	$718,818
General and administrative expenses	95,450	137,961	27,569

Net Income before income taxes and equity in undistributed net
income of subsidiaries	1,314,652	848,670	691,249
Income tax benefit	(19,512)	(56,564)	(9,373)
Equity in undistributed net income of
subsidiaries	9,994,974	8,042,986	4,554,948

Net income	$11,329,138	$8,948,220	$5,255,570

	December 31,
	2003	2002	2001
Statement of Cash Flows
Cash Flows from Operating Activities:
Net income	$11,329,138	$8,948,220	$5,255,570
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Equity in undistributed earnings of
subsidiaries	(9,994,974)	(8,042,986)	(4,554,948)
Increase in taxes receivable	(38,475)	(11,064)	-
Decrease (increase) in other assets	-	9,550	14,824
Decrease (increase) in taxes payable	(5,925)	511	(9,298)
Increase in accounts payable and
accrued expenses	130,813	57,300	53,684
Tax benefit of exercised options	-	129,728	-

Net cash provided by operating activities	1,420,577	1,091,259	759,832

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 18- Condensed Financial Information (Parent Company Only) - Continued

	December 31,
	2003	2002	2001
Cash Flows From Investing Activities
Investment in subsidiaries	$-	$(587,878)	$(3,299,313)
Cash consideration Louis Hyatt, Inc.
acquisition - net	-	-	(31,340)

Cash provided by (used) investing activities	-	(587,878)	(3,330,653)

Cash Flows from Financing Activities
Dividends paid on capital stock	(1,410,101)	(986,631)	(718,818)
Proceeds from exercise of options	90,750	480,150	214,500
Proceeds from exercise of warrants	-	-	3,284,813

Net cash (used) provided by financing activities	(1,319,351)	(506,481)	2,780,495

(Decrease) increase in cash and cash equivalents	$101,226	$(3,100)	$209,674
Cash and cash equivalents at beginning of year	363,279	366,379	156,705

Cash and cash equivalents at end of year	$464,505	$363,279	$366,379

Supplemental Disclosures of Cash Flows Information:
Common stock issued for acquired Company	$-	$-	$1,600,000

There was no cash paid during the years ended December 31, 2003, 2002 and 2001 for income taxes or interest.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 19- Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Bank does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 4. Adoption of FIN 45 did not have a significant impact on the Bank’s financial condition or results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004. The adoption of this Interpretation did not have and is not expected to have an impact on the Corporation’s financial condition or results of operations.

In April 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 149, “Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.” This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Corporation’s financial condition or results of operations.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Corporation’s financial condition or results of operations.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002

Note 20- Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for the year ended December 31, 2003 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest Income	$8,863,214	$9,172,403	$9,459,964	$9,591,425
Interest Expense	3,137,156	3,105,706	3,064,482	3,033,733

Net Interest Income	5,726,058	6,066,697	6,395,482	6,557,692
Provision for Loan Losses	225,000	225,000	225,000	225,000

Net Interest Income after provision for loan losses	5,501,058	5,841,697	6,170,482	6,332,692
Other Income	1,165,065	1,317,817	1,319,317	871,439
Other Expense	2,120,847	2,602,612	2,468,117	2,423,996

Income before income tax provision	4,545,276	4,556,902	5,021,682	4,780,135
Income Taxes	1,838,664	1,759,484	1,935,136	2,041,573

Net Income	$2,706,612	$2,797,418	$3,086,546	$2,738,562

Per share data:
Earnings – basic	$.64	$.66	$.73	$.65
Earnings – diluted	$.64	$.66	$.73	$.65

Summarized unaudited quarterly financial data for the year ended December 31, 2002 is as follows:

Operating Summary:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest Income	$7,799,000	$8,167,122	$8,510,349	$8,925,528
Interest Expense	3,585,497	3,349,683	3,468,175	3,395,922

Net Interest Income	4,213,503	4,817,439	5,042,174	5,529,606
Provision for Loan Losses	105,000	135,000	205,000	225,000

Net Interest Income after provision for loan losses	4,108,503	4,682,439	4,837,174	5,304,606
Other Income	867,306	894,455	749,465	1,621,459
Other Expense	1,882,313	1,994,795	1,948,119	2,621,406

Income before income tax provision	3,093,496	3,582,099	3,638,520	4,304,659
Income Taxes	1,197,497	1,404,558	1,404,963	1,663,536

Net Income	$1,895,999	$2,177,541	$2,233,557	$2,641,123

Per share data
Earnings – basic	$.45	$.52	$.53	$.63
Earnings – diluted	$.45	$.51	$.53	$.63